EXHIBIT 23(b)

[SUTHERLAND, ASBILL & BRENNAN LLP LETTERHEAD]

                      April 15, 2003

Board of Directors
Protective Life and Annuity Insurance Company
2801 Highway 280 South
Birmingham, AL 35223

Directors:

        We consent to the reference to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement on Form S-1 (File No. 333-42425) for certain modified guaranteed annuity contracts issued by Protective Life and Annuity Insurance Company. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ SUTHERLAND ASBILL & BRENNAN LLP SUTHERLAND ASBILL & BRENNAN LLP